EXHIBIT 99.1

LHC Group Announces Home Health and Hospice Joint Venture With Helen Keller Hospital

Company Also Acquires Hospice Locations in Missouri

LAFAYETTE, La., April 6, 2011 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has entered into a home health and hospice joint venture with Helen Keller Hospital located in Muscle Shoals, Alabama, to provide home health and hospice services.

The primary service area of this joint venture spans six counties in the Certificate of Need (CON) state of Alabama, with an estimated population of approximately 260,000 and almost 16% over the age of 65. Annual net revenue for this joint venture is approximately $3.0 million. This agency will operate under the name of Keller Home Care and Keller Hospice.

Helen Keller Hospital, located in Sheffield, Alabama, providing care to Northwest Alabama for 90 years, has been recognized for service excellence for a second consecutive year under the J.D. Power and Associates Distinguished Hospital Program.  This distinction acknowledges a strong commitment by Helen Keller Hospital to provide "An Outstanding Inpatient Experience."

William Anderson, President and Chief Executive Officer for the Colbert County-Northwest Alabama Healthcare Authority, which owns Helen Keller Medical Center, said, "Today, we entered into a home health joint venture with LHC Group, which is nationally recognized for partnering with hospitals to operate home health and hospice agencies.  We believe this new partnership will expand the quality and scope of services to the patients and communities we serve and are excited to partner with an organization such as LHC Group that has a successful track record in working with hospital partners."

Keith G. Myers, Chief Executive Officer of LHC Group, said, "We are proud to partner with Helen Keller Hospital and look forward to working together to deliver the highest quality home health and hospice services to the residents of Northwest Alabama. LHC Group and Helen Keller Hospital share a common goal of providing high quality patient care in an environment that is exciting and rewarding for our employees and caregivers. Together, we intend to develop a home health and hospice partnership that will serve as the standard of excellence."

LHC Group also announced today that it has acquired 100% of the assets of Community Loving Care Hospice with two locations in Missouri. The primary service area of this acquisition covers 11 counties in the state of Missouri, with an estimated population of approximately 1.6 million and almost 14% over the age of 65. Community Loving Care Hospice has two agencies located in Wentzville and Bowling Green, Missouri, with combined annual net revenues of approximately $3.5 million. These locations will continue to operate under the name of Community Loving Care Hospice.

Mr. Myers added, "It is with great pleasure that I welcome the employees from Community Loving Care Hospice into our growing LHC Group family. Community Loving Care has a longstanding tradition of providing high quality hospice care to the patients and communities it serves throughout Missouri. We look forward to working with the employees of Community Loving Care Hospice and to upholding, and improving upon, their unwavering commitment to the highest standards of quality care."

About LHC Group, Inc.

LHC Group, Inc. is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Vice President of Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com